Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2022 THIRD QUARTER

Achieves Record Third Quarter Adjusted EBITDA

OKLAHOMA CITY, Oklahoma…November 1, 2022…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights

•
Net sales of $184 million compared to $127 million in the third quarter of 2021
•
Adjusted EBITDA(1) of $50 million compared to $38 million in the third quarter of 2021
•
Adjusted EPS(1) of $0.27 compared to $0.07 in the third quarter of 2021
•
Cash Flow from Operations of $38 million and Capital Expenditures of $16 million
•
Total liquidity of approximately $450 million as of September 30, 2022
•
Successfully completed major turnarounds at two facilities during past three months
•
Repurchased approximately 7 million shares during the third quarter

“We delivered strong top and bottom line growth as compared to last year despite executing two turnarounds in this year's third quarter versus one in last year's third quarter," stated Mark Behrman, LSB’s President and CEO. “We continued to benefit from higher selling prices compared to last year, and our strategic commercial initiatives that enabled us to optimize our sales mix in the face of a rapidly changing market environment. Pricing remains well above year-ago levels and there are multiple supply and demand factors currently at play that we expect will continue to support strong pricing for the final two months of 2022 and for 2023, if not longer.”

“Even with the reduced volumes resulting from our third quarter scheduled maintenance activities at our Pryor and El Dorado facilities, we once again generated meaningful positive operating cash flow. Our increasingly strong balance sheet enabled us to complete a total of $100 million of share repurchases for a total of approximately 7.6 million shares since the program began in May. These repurchases included 5.5 million shares that we bought from our largest shareholder, efficiently returning capital to our shareholders while not diminishing the liquidity of our stock."

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Mr. Behrman continued, "Over the next several years, we believe we have an opportunity to continue to drive shareholder value through ongoing improvement of our operating rates, continued product optimization and potential debottlenecking projects. We believe these projects could materially increase the production capacities of our facilities, enhancing our profit margins as we capitalize on the operating leverage inherent in our business model. We expect to formalize and announce our debottlenecking plans in early 2023."

"In addition, we continue to advance our decarbonization activities. In April we announced our CO2 capture and sequestration or "blue" ammonia project at our El Dorado facility where we intend to initially capture approximately 450,000 tons of CO2 annually. We have made significant advancements on data collection necessary for a Class VI permit application and expect to file that application in the second quarter of 2023. Additionally, in May we announced a feasibility study for a zero-carbon or "green" ammonia project at our Pryor facility and we are in the final stages of completing that study. We will report on the results of the feasibility study when it is complete.”

Mr. Behrman concluded, "As we head into the final months of 2022 we are highly enthusiastic about our near and longer term prospects for profitable growth, free cash flow generation and increased shareholder value given the favorable outlook for our markets coupled with the company-specific initiatives we have underway. Supporting that belief, on Monday we announced an increase of $75 million to our share repurchase program bringing the total repurchase program to $175 million."

Third Quarter Results Overview

	Three Months Ended September 30,
Product (Gross Sales in $000's)	2022	2021	% Change
AN & Nitric Acid	$66,161	$47,453	39%
Urea ammonium nitrate (UAN)	50,459	26,034	94%
Ammonia	52,075	42,307	23%
Other	15,578	11,405	37%
	$184,273	$127,199	45%

Comparison of 2022 to 2021 quarterly periods:

•
Net sales increased during the quarter driven by stronger pricing for all of our products for sales made at both spot pricing as well as those related to a rise in the Tampa ammonia benchmark price, to which many of our contracts are tied. The benefit of stronger pricing was partially offset by lower sales volumes due largely to turnarounds at two of our facilities that took place in the third quarter of 2022 versus only one turnaround in the third quarter of 2021.

•
The year-over-year improvement in operating income and adjusted EBITDA primarily resulted from higher selling prices, partially offset by higher natural gas feedstock prices and lower sales volumes.

The following tables provide key sales metrics for our products:

	Three Months Ended September 30,
Key Product Volumes (short tons sold)	2022	2021	% Change
AN & Nitric Acid	125,446	135,279	(7)%
Urea ammonium nitrate (UAN)	115,352	82,555	40%
Ammonia	55,825	80,001	(30)%
	296,623	297,835	(0)%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$458	$290	58%
Urea ammonium nitrate (UAN)	$417	$305	37%
Ammonia	$906	$515	76%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

	Three Months Ended September 30,
	2022	2021	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$1,093	$610	79%
UAN Southern Plains	$482	$355	36%

Input Costs
Average natural gas cost/MMBtu	$7.65	$3.71	106%

Financial Position and Capital Expenditures

As of September 30, 2022, our total liquidity was approximately $450 million, including $385 million in cash and short-term investments and approximately $65 million of borrowing availability under our Working Capital Revolver. Total long-term debt, including the $10 million current portion, was $714 million on September 30, 2022 compared to $528 million on December 31, 2021.

Interest expense for the third quarter of 2022 was $12 million as compared to $13 million in the third quarter of 2021.

During the third quarter we repurchased approximately $90 million of the Company’s stock at an average price of approximately $13 per share under the share repurchase plan that our Board of Directors increased from the $50 million originally authorized on May 16, 2022 to $100 million on August 8, 2022.

Capital expenditures were approximately $16.1 million for the third quarter of 2022. For the full year 2022, total capital expenditures are expected to be approximately $65 million.

Outlook

Market conditions remain intact to keep fertilizer prices above historical averages for the remainder of 2022 and full year 2023. Farmer economics continue to be very favorable as a result of strong global demand for corn in the face of constrained supply. Key factors include the impact on global corn supplies of dry conditions in South America, the Western U.S. and parts of Europe coupled with continued high demand for corn from China. As a result, corn prices remain above 10-year averages and farmer profitability is meaningfully positive despite inflation across their cost inputs. In order to maximize yield in 2023 to capitalize on these favorable economics, we expect demand for agricultural ammonia to be strong through November and into December as farmers seek to replenish the nitrogen in their soil in advance of the coming Spring planting season.

Natural gas costs in Europe continue to be a major driver of high fertilizer prices. While down from the peak levels reached in August, which caused operations at numerous European ammonia facilities to cease due to prohibitively high production costs, natural gas prices in Europe remain well above historical averages. Moving into the winter heating season it appears possible that European gas prices could rise again if temperatures are below average for periods of time as supply remains tight. This would limit or prevent many of the continent's ammonia facilities from resuming production, keeping nitrogen fertilizer prices high. Despite energy cost inflation in the U.S., domestic natural gas prices remain a fraction of those in Europe, giving U.S. ammonia producers a substantial cost advantage in the global market.

The impact of the Russian invasion of Ukraine and the ongoing conflict in the region has contributed to the constraints to both global grain and ammonia supplies, as well as an aggravating factor to Europe's high gas prices. Ukraine is one of the world’s largest exporters of corn while Russia is among the world’s largest exporters of wheat and ammonia and was historically a major supplier of gas to much of Europe. At this point, it seems likely that even if the current unstable geopolitical situation in the region were to be resolved soon, the global supply of these commodities would still be short to meet demand throughout the entirety of 2023 and beyond.

With respect to industrial markets, demand remains stable from domestic end-use markets, while orders from customers producing products largely for export to Europe and Asia have softened to a degree given weakening international economies. Importantly, in addition to our contractual agreements with industrial customers that specify minimum volumes, our product mix flexibility helps us mitigate the impact of a reduction in demand from certain end markets by shifting production to products with stronger demand. An example would be our ability to reduce our nitric acid volumes in favor of increased production of ammonium nitrate. Relative to this, we have been experiencing favorable trends in our mining business as rising global consumption of coal has strengthened demand and pricing for ammonium nitrate, a product we sell to mining services companies for use in aggregates and metals mining operations. Overall, despite growing global recessionary forces, our industrial and mining business remains stable as a whole.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Wednesday, November 2, 2022 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (888) 437-3179 / (862) 298-0702. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers primarily throughout the United States. Committed to improving the world by setting goals that will reduce our environmental impact on the planet and improve the quality of life for all of its people, the Company is well positioned to play a key role in the reduction of global carbon emissions through its planned carbon capture and sequestration, and zero carbon ammonia strategies. Additional information about LSB can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC).

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
	(In Thousands, Except Per Share Amounts)
Net sales	$184,273	$127,199	$668,057	$366,011
Cost of sales	162,144	109,752	412,274	305,496
Gross profit	22,129	17,447	255,783	60,515

Selling, general and administrative expense	9,138	11,600	29,711	28,938
Other expense (income), net	(75)	474	377	217
Operating income	13,066	5,373	225,695	31,360

Interest expense, net	12,193	12,956	34,455	37,618
Loss (gain) on extinguishment of debt	—	—	113	(10,000)
Non-operating other expense (income), net	(2,219)	1,326	(5,627)	2,466
Income before provision (benefit) for income taxes	3,092	(8,909)	196,754	1,276
Provision (benefit) for income taxes	780	19	32,277	(187)
Net income (loss)	2,312	(8,928)	164,477	1,463

Dividends on convertible preferred stocks	—	75	—	225
Dividends on Series E redeemable preferred stock	—	10,190	—	29,914
Accretion of Series E redeemable preferred stock	—	499	—	1,523
Deemed dividend on Series E and Series F redeemable preferred stocks	—	231,812	—	231,812
Net income (loss) attributable to common stockholders	$2,312	$(251,504)	$164,477	$(262,011)

Income (loss) per common share:
Basic:
Net income (loss)	$0.03	$(6.39)	$1.89	$(6.94)

Diluted:
Net income (loss)	$0.03	$(6.39)	$1.86	$(6.94)

Adjusted Net Income and Adjusted EPS(1)
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	$2,312	$(9,003)	$164,477	$1,238
Other adjustments	20,483	15,645	29,896	19,716
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction and other adjustments	$22,795	$6,642	$194,373	$20,954

Adjusted net income per common share, excluding Exchange Transaction and other adjustments	$0.27	$0.07	$2.20	$0.24

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

LSB Industries, Inc.

Consolidated Balance Sheets

(Information at September 30, 2022 is unaudited)

	September 30,	December 31,
	2022	2021
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$19,635	$82,144
Short-term investments	365,573	—
Accounts receivable	107,847	86,902
Allowance for doubtful accounts	(620)	(474)
Accounts receivable, net	107,227	86,428
Inventories:
Finished goods	28,165	14,688
Raw materials	1,565	1,895
Total inventories	29,730	16,583
Supplies, prepaid items and other:
Prepaid insurance	1,758	14,244
Precious metals	14,843	14,945
Supplies	27,036	26,558
Other	5,250	2,234
Total supplies, prepaid items and other	48,887	57,981
Total current assets	571,052	243,136

Property, plant and equipment, net	853,939	858,480

Other assets:
Operating lease assets	24,885	27,317
Intangible and other assets, net	2,856	3,907
	27,741	31,224

	$1,452,732	$1,132,840

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(Information at September 30, 2022 is unaudited)

	September 30,	December 31,
	2022	2021
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$93,887	$49,458
Short-term financing	1,425	12,716
Accrued and other liabilities	42,062	33,301
Current portion of long-term debt	10,269	9,454
Total current liabilities	147,643	104,929

Long-term debt, net	703,811	518,190

Noncurrent operating lease liabilities	16,768	19,568

Other noncurrent accrued and other liabilities	523	3,030

Deferred income taxes	57,843	26,633

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	496,251	493,161
Retained earnings (accumulated deficit)	133,222	(31,255)
	638,590	471,023
Less treasury stock, at cost:
Common stock, 9.2 million shares (1.4 million shares at December 31, 2021)	112,446	10,533
Total stockholders' equity	526,144	460,490
	$1,452,732	$1,132,840

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, less gain (loss) on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed Turnaround activities on an annual basis; however, we have moved towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated. Adjusted EBITDA margin is calculated by taking adjusted EBITDA divided by Net Sales.

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share have been adjusted for the impact of the closing of the Exchange Transaction on September 27, 2021 as well as the one time/non-cash or non-operating items referred to in the above section relating to Adjusted EBITDA.

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss), common shareholders	$2,312	$(8,928)	$164,477	$1,463
Plus:
Interest expense, net	9,960	12,956	31,499	37,618
Loss (gain) on extinguishment of debt	-	-	113	(10,000)
Depreciation and amortization	16,398	17,970	50,902	52,324
Provision (benefit) for income taxes	780	19	32,277	(187)
EBITDA	$29,450	$22,017	$279,268	$81,218

Stock-based compensation	921	2,553	3,089	4,329
Change of Control	-	3,223	-	3,223
Noncash (gain) on natural gas contracts	-	-	-	(1,205)
Legal fees (Leidos)	301	271	914	1,598
Loss on disposal of assets	22	516	828	690
Fair market value adjustment on preferred stock embedded derivatives	-	1,106	-	2,258
Turnaround costs	19,238	7,976	25,064	8,823
Adjusted EBITDA	$49,932	$37,662	$309,163	$100,934

LSB Industries, Inc.

Non-GAAP Reconciliations (continued)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Numerator:
Net income (loss) attributable to common stockholders	$2,312	$(251,504)	$164,477	$(262,011)
Adjustments for Exchange Transaction:
Dividend requirements on Series E Redeemable Preferred	-	10,190	-	29,914
Deemed dividend on Series E and Series F Redeemable Preferred	-	231,812	-	231,812
Accretion of Series E Redeemable Preferred	-	499	-	1,523
Adjusted net income (loss) attributable to common stockholders, excluding Exchange Transaction	2,312	(9,003)	164,477	1,238
Other Adjustments:
Stock-based compensation	921	2,553	3,089	4,329
Change of control	-	3,223	-	3,223
Noncash gain on natural gas contracts	-	-	-	(1,205)
Legal fees (Leidos)	302	271	915	1,598
Loss on disposal of assets	22	516	828	690
FMV adjustment on preferred stock embedded derivative	-	1,106	-	2,258
Turnaround costs	19,238	7,976	25,064	8,823
Adjusted net income attributable to common stockholders, excluding Exchange Transaction and other adjustments	$22,795	$6,642	$194,373	$20,954
Denominator:
Adjusted weighted-average shares for basic and diluted net income (loss) per share and for adjusted net income per share, excluding Exchange Transaction (1)	84,187	39,352	86,929	37,752
Adjustment:
Unweighted shares, including unvested restricted stock subject to forfeiture	1,224	49,473	1,380	51,072
Outstanding shares, net of treasury, at period end for adjusted net income per share, excluding Exchange Transaction and other adjustments	85,411	88,825	88,309	88,824

Basic net income (loss) per common share	$0.03	$(6.39)	$1.89	$(6.94)

Adjusted net income (loss) per common share, excluding Exchange Transaction	$0.03	$(0.23)	$1.89	$0.03

Adjusted net income per common share, excluding Exchange Transaction and other adjustments	$0.27	$0.07	$2.20	$0.24

(1)
Excludes the weighted-average shares of unvested restricted stock that are subject to forfeiture

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,
	2022	2021
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN Net sales	$168,696	$115,794

Less freight and other	12,514	10,080

Ammonia, AN, Nitric Acid, UAN netback sales	$156,182	$105,714